Exhibit 10.1

LEGAL_34500789.3 PROPERTY ACQUISITION AGREEMENT AMONG: 1247666 B.C. LTD. AND: BG HOLDINGS GROUP, LLC AND: BASIN GULCH CO. Dated: September , 2020

PROPERTY AQUISITION AGREEMENT This Property Acquisition Agreement (this “Agreement”) is made the 2020 ” day of September AMONG: 124766 B.C. Ltd., a British Columbia corporation with an office located at 404 15 th Street East, North Vancouver, British Columbia V7L 2R8 (the “Purchaser”) AND: BG HOLDINGS GROUP, LLC, a Florida limited liability company with an office located at 1615 Forum Place, Suite 3A, West Palm Beach, Florida, 33401 USA (“BG Holdings”) AND: BASIN GULCH CO., a Florida corporation with an office located at 1615 Forum Place, Suite 3A, West Palm Beach, Florida, 33401 USA (“Basin Gulch”, together with “BG Holdings”, the “Vendors”, and each a “Vendor”) WHEREAS: A. The Vendors are the legal and beneficial owner of 53 unpatented mining claims and lessee of 11 patented mining claims, totaling approximately 1 , 200 acres of controlled ground, located in Montana, USA, as is more particularly specified in Schedule “A” attached hereto (the “Property”) ; B. The Purchaser has agreed to purchase, and the Vendors have agreed to sell, the Property to the Purchaser; C. BG Holdings and the Purchaser entered into a letter of intent dated May 29, 2020 (the “Letter of Intent"), attached hereto as Schedule “B"; D. The Vendors and the Purchaser have agreed to adopt the terms and conditions of the Letter of Intent into this Agreement; and E. All capitalized terms not otherwise defined herein have the meaning set forth in the Letter of Intent. NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows : LEGAL_34500789.3

3 ARTICLE 1 LETTER OF INTENT The Purchaser and Vendors hereby agree that the terms and conditions of the Letter of Intent, attached hereto as Schedule “B", are incorporated by reference into this Agreement and are legal, valid and binding obligations of the parties hereto . ARTICLE 2 REPRESENTATIONS AND WARRANTIES 2 . 1 Representations and Warranties of the Vendors : The Vendors hereby represent and warrant to the Purchaser as follows, and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement : (a) each of the Vendors is a body corporate duly formed, organized and validly subsisting under the laws of Florida; (0 LEGAL 34 500789.3 (b) each of the Vendors have full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement; (c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which either Vendor is a party or either Vendors' constating documents ; (d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto ; (e) to the best of its knowledge, the Property has been properly staked and is in good standing in accordance with relevant governing bodies, statutes and regulations; all rentals, taxes, assessments or other governmental charges applicable to, or imposed on, the Property which were due to be paid on or before the date hereof have been paid in full ; (g) there are no disputes with respect to the title to the Property; (h) there are no actions, suits, claims, proceedings, litigation or investigations pending or to the best each of the Vendors' knowledge after due investigation, threatened, or judgments outstanding and unsatisfied against or affecting the Vendors or any part of or all of the Property ; (i) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, and the Vendors are not aware of any notice of same, and are not aware of any basis on which such orders or direction could be made ; and (j) the Vendors' ownership of the Property is in compliance with, is not in default or violation in any material respect under, and the Vendors have not been charged

4 with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation in connection with the Vendor's ownership of the Property . 2. Representations and Warranties of the Purchaser : The Purchaser represents and warrants to the Vendors that : (a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is lawfully authorized to hold mineral claims and real property in the State of Montana ; (b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Purchaser is a party or by which it is bound or to which it may be subject ; and (c) no proceedings are pending for, and the Purchaser is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Purchaser or the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent persons . 3. Indemnity : The representations and warranties contained in sections 2 . 1 and 2 . 2 are conditions on which the parties have relied in entering into this Agreement and each party shall indemnify and save harmless th e other party, its directors, officers, employees and agents (collectively the "Indemnifiees") harmless from any and all claims, actions, suits, proceedings, demands, assessments, judgments, losses, damages, liabilities expenses, costs (including all reasonable legal fees) to which th e Indemnifiees may be put or suffer as a result of or arising from any breach of any representation , warranty, covenant, agreement or condition made by the breaching party and contained in this Agreement, provided that in no event is th e aggregate liability of either party pursuant to this Indemnity to all Indemnifiees to exceed $ 500 , 000 . ARTICLE 3 TERMINATION 3.1 Termination: This Agreement may be terminated: (a) upon the mutual agreement of the parties; (b) by the Purchaser, if there has been a material breach of the Vendors of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which the Vendors fail to cure within ten (10) business days after written notice thereof is given by the Purchaser ; and (c) by the Vendors, if there has been a material breach of the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which the Purchaser fails to cure within ten (10) business days after written notice thereof is given by the Vendors . LEGAL 34500789.3

5 ARTICLE 4 GENERAL 1. Further Assurances : Each of the parties hereby covenants and agrees to execute all further and other documents and instruments and to do all further and other things that may be necessary to implement and carry out the intent of this Agreement . 2. Notices: Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party by hand at the address for such party specified above with a copy sent by email: if to the Purchaser: 1247666 B.C. Ltd. Suite 404 15 th Street East North Vancouver, British Columbia V7L 2R8 Attention: E - mail: Mario Vetro mario@skanderbegcapital.com with a courtesy copy (which copy will not constitute notice to the Purchaser) to: Attention: E - mail: Desmond Balakrishnan desmond.baIakrishnan@mcmiIlan.ca if to the Vendors: BG Holdings Group LLC 1615 Forum Place, Suite 3A West Palm Beach, Florida 33401 Attention: E - mail: Max Zaretksy mz@zaretskylaw.com with a courtesy copy (which copy will not constitute notice to the Vendors) to: Attention: E - mail: Dean Besserer deanb@geograpicimports.com The date of receipt of any notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either party may at any time, and from time to time, notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change. LEGAL_34500789.3

6 3. No Waiver : No consent or waiver, expressed or implied, by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default . 4. Jurisdiction : This Agreement shall in all respects be governed by and be construed in accordance with the laws of the Province of British Columbia . 5. Enurement : This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns . 6. Assignment : No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other party . 4 . 8 Counterparts : This Agreement may be executed in counterparts, which may be delivered by facsimile or by PDF scan delivered by electronic mail . Each executed counterpart shall be deemed to be an original and all such counterparts when read together constitute one and the same instrument . LEGAL .34500789.3

7

Wherefore this Agreement is entered into effective as of the date first written above.

1247666 BC LTD.	BG HOLDINGS GROUP, LLC

/s/ Chris Beltgens	/s/ A. Max Zaretsky
Authorized Signatory	A. Max Zaretsky, Manager
Authorized Signatory

BASIN GULCH CO.

/s/ A. Max Zaretsky
A. Max Zaretsky, CEO
Authorized Signatory

LEGAL 34500789.3 A - 1 SCHEDULE A DESCRIPTION OF THE PROPERTY

LEGAL_345O0789.3 A - 2 Unpaterited Mlriinp Claims *0 K*I36î8 \ DfC1)J6l0 AG I * AG 11 *r.TCT ACTf \ 'E ACTT \ '£ ')tX#1N let \ M 2O0QdQWD1f4)A’O#R l0OOO0fi. 0ld4W'OO4 sI SE SE SE N£tE SF. SE 5W

A-3

Patented Mining Claims

Landes	(Mineral Survey 5565)
Shylock	(Mineral Survey 6354)
Shively	(Mineral Survey 5755)
Quartz Hill	(Mineral Survey 5564)
Spencerian	(Mineral Survey 8140)
Gold Hill 5	(Mineral Survey 5755)
Basin	(Mineral Survey 9026)
Blue Bell Lode	(Mineral Survey 9530)
White Pine	(Mineral Survey 8137)
Yellow Pine	(Mineral Survey 8139)
Jack White	(Mineral Survey 8138)

LEGAL_34500789.3

LEGAL..34500789.3 B - 1 SCHEDULE B LETTER OF INTENT [See Attached]

STRICTLY PRIVATE AND CONFIDENTIAL BG HOLDINGS GROUP, LLC. 1615 Forum Place, Ste 3A West Palm Beach, FL 33401 USA May 2 9 , 2020 Dear Sirs, Re: Proposed Acquisition of the Basin Gulch Project This letter of intent (the “Letter of Intent”) outlines the principal terms and conditions upon which 1247666 B . C . Ltd . , a private company incorporated under the Business Corporations Act (British Columbia) (the “Purchaser”) is considering purchasing or otherwise acquiring (the “Proposed Transaction”) a 100 % ownership interest in a portfolio of mineral exploration licenses and mineral exploration license applications from BG Holdings Group, LLC (Basin Gulch Vendors) or its wholly owned subSldiary(les) (the “Vendor”) relating to properties located in Montana, USA as depicted on Schedule A (the “Project”) . The purpose of this I . etter of Intent is to set out indicative terms of the Proposed Transaction in order that, among other things, the Purchaser and the Vendor may proceed to negotiate in good faith and settle the terms of a definitive agreement (the “Definitive Agreement”) . The Proposed Transaction is to be implemented through an asset sale and purchase, pursuant to which the Vendor would sell, assign, transfer and convey over to the Purchaser all of the Vendor's rights, titles and intcrests in the Project (collectively, the “Assets”), and the Purchaser would purchase or otherwise acquire the Assets from the Vendor . 1. The Purchaser and Current Strategy The Purchaser is a newly established private company incorporated for the purposes of the Proposed Transaction . In conjunction with the Proposed Transaction, it is expected that the Purchaser will provide a non - refundable deposit of US $ 25 , 000 on signing of the Letter of Intent . In connection with a proposed transaction into a publicly listed company, the Vendor would have the right to appoint a Director to the Board of Directors of the Public Company (as defined herein) . “Public Company” means a corporation listed on a stock exchange. 2. Indicative Terms The indicative terms of the Proposed Transaction are as follows: a) The Vendor will grant the Purchaser the sole and exclusive option (the “Option”) to acquire a 100% right, title and interest in and to the Project consisting of the 11 patented

- 2 - mining claims, 45 unpatented mining claims, mining lease and related materials in the Project; b) The Purchaser or Public Company will issue and pay to the Vendor that number of common shares (the “Consideration Shares”), as is equal to 5 % of the issued and outstanding shares of the Public Company on the closing date of the publicly listed company transaction (the “Closing Date”) . Immediately upon closing of the publicly listed company transaction, the Public Company will have a minimum CDN $ 2 , 000 , 000 before transfer issuance of the 5 % share allocation or maintain a 5 % share allocation post initial financing for CDN $ 2 , 000 , 000 proceeds' . The common share payment is to be made post closing of the first payment at completion of the publicly listed company transaction . For example, if a future transaction with a Public Company has share float (issued and outstanding shares) of 30 million shares, a 5 % share allotment would provide the Vendors with 1 . 5 million shares of Public Company . The number of shares to the Vendor will be subject to the number ot’ shares that are in the float of the Public Company . Purchaser shall operate in good faith and use commercially reasonable cfforts to identify and consummate a Public Company, by creation, acquisition, or merger (together and independently, the “PubCo Transaction”), to be as advantageous to the Vendor as possible, and Vendor's approval of the PubCo Transaction shall be required before Purchaser may proceed thereunder, which approval will not be unreasonably withheld . c) The Purchaser shall pay the Vendor a total of US$1,050,000 (the “Cash Payments”), according to the following schedule: US$150,000 (less the US$25,000 non - refundable deposit) within three days of signing the Definitive Agreement; US$250,000 on or before the first anniversary of the Closing Date; US$300,000 on or before the second anniversary of the Closing Date; and US$350,000 on or before the third anniversary of the Closing Date. d) During the term of the Option, the Purchaser will assume all patented lease obligations (including the 3 % NSR and $ 50 , 000 minimum annual royalty payment) to the Metesh family . The underlying Metesh family agreement provides for a 3 . 0 % NSR capped at US $ 8 million, presently paid down to approximately US $ 7 . 3 MM . e) The Purchaser will keep the Assets (including all licenses) in good standing and would not propose to default or abandon 2 all or any part thereof without first offering to return the same to the Vendor at no cost to Vendor . The Purchaser will provide proof of payments before due and written notice of any failure to pay . Should Vendor elect to acquire the ' lf the Public Company has less than CAD$2 million of cash on the Closing Date then the Public Company will have up to one (1) year to raise additional capital to reach the CAD$2 million minimum threshold; and at that time, the Public Company will issue such number of common shares to the Vendor that represents 5% of the issued and outstanding common shares of the Public Company. 2 Abandon does not include a sale, option, joint - venture or other commercial transaction. In the event of a sale, option, joint - venture, or other commercial transaction, Vendor's rights hereunder or under the Definitive Agreement shall survive and inure to the resulting ownership.

Assets proposed to be abandoned, the Purchaser would be obligated to ensure that the Assets will remain in full force and effect until at least the first renewal date in 2021 . Missed payments will force and revert the Assets and Project back to the Vendor . The Vendor will have first rights to participate in all private placement financings related to the Project or Public Company . g) The Purchaser will commit to an agreed upon Exploration Plan subject to additional due diligence and gcological interpretation, which shall be set forth in the Definitive Agreement . The Purchaser and subsequent Public Company will begin exploration work in 2020 on a best efforts basis . An initial, proposed Exploration Plan is provided in Schedule B . h) the Purchaser will provide the Vendor a 2 % NSR on the Project claims located outside and not applicable to the Metesh family claims . The 2 % NSR area will lollow within a I mile area of influence (AOI) that represents an overlap area outside the existing claims that are subject to the Vendors 2 % NSR . The Vendor shall have the right to sell or transfer its 2 % NSR subject to the transferee of such 2 % NSR agreeing to be bound to the terms and conditions of the NSR with the Purchaser and the Project . The Purchaser shall have the right to purchase one half( 50% ) of the 2 % NSR from the Vendor at any time on or before December 31 , 2025 by payment to Vendor of US $ 1 , 000 , 000 , leaving the Vendor with a 1 . 0 % remaining NSR . After December 31 , 2025 if one half( 50% ) of the 2 % NSR has not been rcpurchased/bought - back then the Purchaser and Vendor will negotiate in good faith to agree on new terms and conditions for a buy - back of one half( 50% ) of the 2 % NSR . i) The Purchaser or Public Company, as applicable, will provide milestone payments on completion of: 1. A US $ 500 , 000 share payment on completion of a two million ounce gold mineral resource estimate as defined by Canadian National Instrument 43 - 101 , Standards of Disclosure for Mineral Projects within Canada . The mineral resource estimate will be detined further in the Definitive Agreement to include cut - off grade and average grade ; and 2. A US $ 500 , 000 share payment on completion of a Preliminary Feasibility Study (PFS) as defined by Canadian National Instrument 43 - 101 , Standards of Disclosure for Mineral Projects within Canada . The PFS will be defined further in the Definitive Agreement to include acceptable project economics . The issuance of all sharcs is subject to applicable laws, including the laws of the United States, and the policies of the applicable stock exchange. 3. Definitive Agreement

- 4 - Following execution of this Letter of Intent the Vcndor and Purchaser will work diligently to attempt to negotiate a Definitive Agreement, which is intended to include such terms and conditions as are necessary to give effect to this Letter of Intent . In the event that the Definitive Agreement is not executed within 90 days from the date of the execution of this Letter of Intent, this Letter of Intent will terminate . 4. Representations, Warranties The Definitive Agreement would contain such representations and warranties made by the Purchaser and the Vendor that are usual for transactions of this nature, including, without limitation, representations and warranties by the Vendor as to : title to the Project, the status of licenses and permits for the Project, and the condition of the Project . 5. Conditions of Closing The Definitive Agreement would provide for a number of conditions to be met at or prior to closing of the Proposed Transaction, including the following : a) Financing . Completion by the Purchaser or Public Company of an Initial Capital Raise as part of the public company transaction that enables proposed Exploration Plans as proposed in Schedule B, on or before six months after execution of the Definitive Agreement ; b) Third P t Approvals and Consents . All governmental, securities regulatory, and third party approvals and consents which are necessary in order to allow the Purchaser and the Vendor to complete the Proposed 1 ransaction shall have been obtained, except for governmental consent to transfer of the claims, which will occur after Closing of the Definitive Agreement ; c) Due Oiligence . The results of the Purchaser's due diligence in accordance with Section 8 hereof shall be satisfactory to the Purchaser, acting in its sole discretion ; d) lirieumbranccs . Upon completion of the Proposed Transaction, the Project and the Assets will be owned by the Purchaser, free and clear of’all encumbrances other than the Royalty and other permitted encumbrances ; e) Liabilities . There shall be no threatened or pending lawsuits, or tax reassessments with respect to the Project ; and f) Representations. Warranties and Covenants. The representations and warranties of the vendor shall be true and correct and the vendor shall have complied with its covenants. Exclusivity 6. If the Vendor accepts this Letter of Intent the Purchaser is prepared to commit resources to advance due diligence and prepare, negotiate and finalize the Definitive Agreement . In consideration for this commitment of the Purchaser's time and resources the Vendor agrees to deal exclusively and in good faith with the Purchaser in regards to the Proposed "transaction, including without limitation, the settling of the form of the Definitive Agreement during the period (the “Exclusivity

- 5 - Period”) from the date of this Letter of Intent until the earlier of(i) I I : 59 PM PT on the date which is 90 days from date of execution of this Letter of Intent, (ii) the date of the execution of a mutually acceptable Definitive Agreement, or (iii) the date, if any, upon which the Purchaser and the Vendor mutually agree in writing to terminate discussions . In the event that the Definitive Agreement is not executed within 90 days from the date of the execution of this Letter of Intent, this Letter of Intent will terminate . 7. Confidentiality This Letter of Intent is provided by the Purchaser to the Vendor on a confidential basis, and the Purchaser and the Vendor will use their respective commercially reasonable efforts to hold this Letter of Intent in confidcnce and will only disclose : (a) the terms and existence of this Letter of Intent; (b) the terms of the Proposed Transaction; (c) the Purchaser's conduct of due diligence; and (d) the details and existence of negotiations with respect to thc Definitive Agreement, to their respective directors, officers, employees, representatives, advisors and agents who “need - to - know” such information in connection with the evaluation of the Proposed Transaction and who have agreed to be bound by the terms of this Section 7 to the same extent as the Purchaser or the Vendor . With thc consent of the Vendor, the Purchaser shall be permitted to disclose the Letter of Intent and information about the Project to a Public Company and such Public Company must also sign a non - disclosure agreement . 8. Due Diligence Following the execution of this Letter of Intent by the Vendor and the Purchaser, the Purchaser will commence its due diligence investigations regarding the Project with a view to completing them as soon as commercially reasonable . The Purchaser and its duly authorized representatives shall have access, during normal business hours to the Project, the premises of the Vendor and the Vendor's books, statements, records and other information relating to the Assets for the purpose of inspecting same and conducting due diligence investigations in respect of the Proposed Transaction . Purchaser shall be responsible as a bailec for any materials sent to it as part of its due diligence . If the Purchaser is not satisfied, acting in its sole discretion, with the results of its due diligence investigations, the Purchaser shall be entitled to terminate this Letter of Intent and shall provide the Vendor with written notice of termination, with reasonable detail of the reasons for the termination of this Letter of Intent, and this Letter of Intent shall be of no further force or effect and neither the Purchaser nor the Vendor shall have any liability or further obligation to the other party hereunder .

- 6 - 9. Ordinary Course of Business During the Exclusivity Period, the Vendor will maintain and preserve the Assets in the ordinary course . 10. Costs of Proposed Transaction A 11 fees and expenses incurred in connection with the Proposed transaction will be borne by the party incurring such expenses . 11. Binding Effect It is understood that this Letter of Intent merely constitutes a statement of our mutual intentions with respect to the Proposed Transaction, it does not contain all matters upon which agreement must be reached tbr the Proposed Transaction to be consummated, and therefore this Letter of Intent does not constitute (except as specifically set forth below) a binding commitment of any of the parties with rcspect to thc Proposcd Transaction or any other mattcr . A binding commitment with respect to the Proposed Transaction will result only after the parties are satisfied with the results of their respective due diligence and the parties have executed the Definitive Agreement, which agreement will be subject to the conditions expressed herein and therein . Notwithstanding the two preceding sentences, upon acceptance hereof as described below, the provisions o 1 ’ Sections 6 to 12 , inclusive (collectively, the “Binding Provisions”) shall be legally binding upon and enforceable against the parties hereto . 12. Miscellaneous This Letter of Intent constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, other than the Confidentiality Agreement which remains in full force and effect . No amendment to this I . etter of lntent will be valid or binding unless set forth in writing and duly executed by each of the parties hereto . No waiver of any breach of any provision of this Letter of Intent will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived . Any agreement as to the extension or waiver of any provision of this Letter of Intent by any party will be valid only if in writing signed by suüh party . No assignment or transfer of any party's rights or obligations under this Letter of Intent shall be made except with the prior written consent of the other parties . Any assignment or transfer purported to be made in violation of the preceding sentence shall hc null and void . 4 he Binding Provisions shall be binding on and enure to the benefit of the parties and their successors and permitted assigns . The parties hereto agree that monetary damages would not alone be sufficient to remedy any breach by a party hereto of any term or provision of this Letter of Intent and that each party hereto will also be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach hereof and in addition to any other remedy available pursuant to this Letter of

Intent or at law or in equity. Each party hereto further waives any requirement for the deposit of security or posting of any bond in connection with any equitable remedy.

Time shall be of the essence of this Letter of Intent.

This Letter of Intent will be governed by and construed in accordance with the laws of Palm Beach County, Florida and the federal laws of the United States of America applicable therein.

This Letter of Intent may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Letter of Intent by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Letter of Intent by such party.

If the foregoing is acceptable to you, please so indicate by executing the duplicate copy of this letter which is enclosed for return to us.

Yours truly,

1247666 B.C. Ltd., a British Columbia, Canada, company.

By:	/s/ Chris Beltgens
Authorized Signatory

Agreed to as of the 29 day of May, 2020

BG HOLDINGS GROUP, LLC., a Florida Limited Liabilty Company

By:	/s/ A. Max Zaretsky
A. Max Zaretsky, Manager
Authorized Signatory

SCHEDULE A Depiction of Project

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SCHEDULE B

Basin Gulch Exploration Work Program

Phase 1 - define drill targets and resource expansion plans.

Phase 2 – expand and define a mineral resource estimate.

Phase 1					
Activity Type					**Cost** US$
Geological Mapping & Structural Interpretation					$70,000
Rock, Soil and Trench Channel Sampling (4 to 6 weeks)					$250,000
Ground Magnetic Surveying, Processing and Interpretation					$50,000
WorldView 3 Deep Learning Alteration Mapping					$30,000
Drone/Lidar DTM and Structural mapping					$50,000
Permitting, Base Line Data Surveys & Consultation					$50,000
Contingency ~10%					$50,000
				Phase 1 Activities Subtotal	$550,000
Phase 2					
Property	**Cost/ft (All-in)**	**Cost/m (approx.)**	**Quantity (ft)**	**Quantity (m)**	**Cost US$**
Follow Up Sampling & Mapping					$100,000
HQ Core 15 holes (Infill Holes)	$106/ft	$350/m	9,840	3,000	$1,050,000
PQ Core 5 holes (Met Holes)	$137/ft	$450/m	3,280	1,000	$450,000
Relogging & Mineral Resource Modelling					$50,000
Metallurgical Studies					$100,000
Contingency ~10%					$200,000
				Phase 2 Activities Subtotal	$1,950,000
				Grand Total	$2,500,000

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